December 4, 2008

Mr. D. E. Vandenberg
CEO and President
Sonterra Resources, Inc.
523 N. Sam Houston Parkway E., Suite 175
Houston, Texas  78258

Dear Don:

Reference is hereby made to each of (i) that certain Securities Purchase Agreement, dated as of November 13, 2008, by and between Sonterra Resources, Inc. (the “Company”) and Longview Marquis Master Fund, L.P. (“Marquis”) (such Securities Purchase Agreement, as amended, restated, supplemented or modified and in effect from time to time, the “SPA”), and (ii) the Supplemental Account Control Agreement (as defined in the SPA) (the “SACA”).  Pursuant to the SPA, $5,000,000 (the “Acquisition Funds”) paid by Marquis to the Company pursuant to the SPA is being held in a deposit account at Sterling Bank (account no. 5000389794) covered by the SACA (the “Deposit Account”), to be used to fund Agreed Acquisitions (as defined in the SPA), subject to the terms of the SPA.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the SPA.

1.
Agreement for Release of Funds; New Overriding Royalty Interest.  Marquis and Summerline Asset Management LLC, as collateral agent for the benefit of itself and Marquis (the “Collateral Agent”), hereby agree with the Company that up to an aggregate of $1,300,000.00 of the Acquisition Funds (such amount, the “Investment Amount”) shall be released from the Deposit Account, upon the terms and conditions set forth in paragraph no. 2 of this letter agreement.  As consideration for (and as a condition to) such agreement by Marquis and the Collateral Agent, contemporaneously with the execution hereof,  the Company is delivering a new Conveyance of Wellbore Limited Overriding Royalty (the “New ORRI”) with respect to Said Well (as defined below), in the form attached hereto as Exhibit A. The New ORRI is in addition to, and not in lieu of, Marquis’ existing overriding royalty interest in the Subject Lands (as defined in the New ORRI).  For purposes hereof, “Said Well” means the Wellbore (as defined in the New ORRI).

2.
Release of Acquisition Funds.  The Investment Amount (or any portion thereof) shall be released for payment directly to STO Operating Company or another third party operating the Wellbore (in any case, “STO”) for amounts owed to STO by the Company for dry hole costs, well completion costs and plugging and abandonment costs associated with Said Well, in each case (a) as set forth in an authorization for expenditure with respect to Said Well that has been approved in writing by Marquis, which approval shall not be unreasonably withheld, and (b) in accordance with written payment instructions.  In order to effectuate any release of any portion of the Investment Amount as set forth in the immediately preceding sentence, the Collateral Agent will execute and deliver to the Bank (as defined in the SACA) written instructions directing the Bank to release such portion of the Investment Amount to STO, such instructions to be in substantially the form set forth as Exhibit B hereto.

SUMMERLINE ASSET MANAGEMENT, LLC
70 WEST RED OAK LANE, 4TH FLOOR, WHITE PLAINS, NY 10604
PHONE: 914-697-4751 • FAX: 914-697-4967

3.
Representations and Warranties.  The Company hereby represents and warrants that this letter agreement and the New ORRI have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and that neither this letter agreement nor the New ORRI breaches or violates, or will constitute or give rise to any default under, the charter documents of the Company or any of the Subsidiaries, any agreement or instrument to which the Company or any of the Subsidiaries is a party, or any order, decree, law, rule or regulation to which the Company or any of the Subsidiaries is a party or subject or to which any of their respective assets is subject.  Each of Marquis and the Collateral Agent hereby represents and warrants that this letter agreement has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

4.
Costs.  The Company shall promptly reimburse Marquis for all of its out-of-pocket fees, costs and expenses, including attorneys’ fees and expenses, incurred in connection with the drafting, revising, negotiation and execution of this letter agreement, the New ORRI and any other documents and instruments in connection herewith or therewith or the release of any of the Investment Amount, and any other expense incurred in connection with the actions and transactions contemplated hereby or thereby.  The Company and Marquis acknowledge agree that such reimbursable amount as of the date hereof is $5,000.00 and that the Company shall pay Marquis such amount contemporaneously with the execution and delivery of this letter agreement

5.
Form 8-K.  Prior to 3:00 p.m., New York City time, on the second business day following the date hereof, the Company shall file a current report on Form 8-K with the SEC, describing the terms of this letter agreement and of the New ORRI, in the form required by the 1934 Act, and attaching as exhibits thereto each of this letter agreement and the New ORRI.

6.
Reservation of Rights.  The parties hereto hereby agree that Marquis has not hereby waived (a) any breach, default or event of default that may be continuing under any of the Transaction Documents or (b) any of Marquis’ rights or remedies arising from any such breach, default or event of default or otherwise available under the Transaction Documents or at law.  Marquis expressly reserves all such rights and remedies.

7.
Successors and Assigns.  This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.

8.	Section 9 of the SPA is hereby incorporated herein mutatis mutandis.

Please have a duly authorized and directed representative of the Company execute this letter agreement to confirm all of the foregoing.

2

Sincerely,

LONGVIEW MARQUIS MASTER FUND, L.P.

By: Summerline Asset Management, LLC
Its: Investment Adviser

	By:	Robert J. Brantman
	Its:	Co-Managing Member

SUMMERLINE ASSET MANAGEMENT LLC.

By:	Robert J. Brantman
Its:	Co-Managing Member

Agreed and accepted this 5th day of
December, 2008 by:

SONTERRA RESOURCES, INC.

/s/ D. E. Vandenberg
By: Mr. D. E. Vandenberg
Its: CEO and President

cc:	David Kittay
Daniel Huth

3

EXHIBIT A

Conveyance of Wellbore Limited Overriding Royalty

For a good and valuable consideration, the receipt of which is hereby acknowledged, Sonterra Resources, Inc., a Delaware corporation, with principal offices located at 523 North Sam Houston Parkway East, Suite 175, Houston, Texas 77060 (“Grantor”), does hereby grant, bargain, sell, transfer, assign and convey to Longview Marquis Master Fund, L.P. (“Grantee”), a British Virgin Island limited partnership, whose address is c/o Summerline Asset Management LLC, 70 West Red Oak Lane, 4th Floor, White Plains, New York  10604, Attention: Robert Brantman, an overriding royalty interest (the “Overriding Royalty”) equal to seven percent (7.0%) of the Applicable Percentage (defined below) of the oil, gas and other minerals in, under and that may be produced from the Wellbore (defined below) of State Tract 150 #1 ST #1 Well, API No. 42-057-31770 (the “Well”), provided, however, at that first point in time at which Grantee has received $250,000 from the proceeds of the sale of the production of oil, gas and other minerals attributable to such seven percent (7.0%) of the Applicable Percentage (the “Reduction Point in Time”), the amount of the Overriding Royalty shall be three percent (3.0%) of the Applicable Percentage of the oil, gas and other minerals in, under and that may be produced from the Wellbore of the Well.

The surface location of the Well is located on the lands covered by the oil and gas lease described on Part Two of Exhibit “A” attached hereto, and the bottom hole location of the Well is located on the lands covered by the oil and gas lease described on Part One of Exhibit “A” attached hereto (such oil and gas leases being hereinafter collectively referred to as the “Subject Leases” and such lands being hereinafter collectively referred to as the “Subject Lands”).

As used herein, the terms (i) “Wellbore ” shall include, without limitation, the wellbore of the Well and/or the wellbore of any and all wells located on the Subject Lands which are drilled as a substitute well for the Well (collectively, the “Substitute Well”), and any and all deeper, shallower and/or sidetrack extensions of the wellbore of the Well or the Substitute Well, (ii) “Working Interest” and “WI” mean the cost bearing percentage interest that the owner thereof must bear relative to 100% of all costs to explore, develop, and produce oil and/or gas from the applicable portion of the Subject Lands, and (iii) “Applicable Percentage” shall mean the percentage set forth on Exhibit “A” as the “Working Interest” or “WI” for the Well.

It is understood and agreed that though the Overriding Royalty is conveyed by Grantor to Grantee out of Grantor's interest (such interest, subject to the Overriding Royalty, being herein called the “Burdened Interest”) in the Subject Leases insofar as they cover Subject Lands, such Overriding Royalty shall be equal to seven percent (7.0%), or three percent (3.0%), as above described, of the Applicable Percentage, of the oil, gas and other minerals in, under and that may be produced in, through or from the Wellbore (the “ORRI Percentage”), commencing at the Effective Time and at all times thereafter, and the ORRI Percentage shall not be reduced by Grantor for any reason to less than such percentages of the Applicable Percentage for any reason, including, without limitation, the same shall not be reduced if the Working Interest of Grantor in a Subject Lease is less than the Working Interest stated on Exhibit “A” with respect to such Subject Lease or that portion of the Subject Lands covered by such Subject Lease, or if the interest in oil, gas and other minerals underlying any portion of the Subject Lands which is covered by a particular Subject Lease (or group of Subject Leases) is less than the entire interest in the oil, gas and other minerals underlying such portion of the Subject Lands, or if the share of production from any portion of Subject Lands to which Grantor is entitled by virtue of its ownership interest in the Subject Leases is less than the Applicable Percentage set forth on Exhibit “A” for such portion of the Subject Lands.

TO HAVE AND TO HOLD the Overriding Royalty unto Grantee, its successors and assigns forever.  The Overriding Royalty herein conveyed, and the Burdened Interest of Grantor, shall be subject to the following provisions:

1.           Grantor shall have the obligation to market, or cause to be marketed, the oil, gas and other minerals produced from the Subject Lands and attributable to the Overriding Royalty (the “ORRI Hydrocarbons”) on behalf of and for the account of Grantee in arm's-length transactions with reputable purchasers in accordance with prudent business judgment, with each such sale to be: (i) upon terms and conditions which are the best terms and conditions reasonably available taking into account all relevant circumstances, including without limitation, price, quality of production, access to markets or lack thereof, minimum purchase guarantees, identify of purchaser and length of commitment, (ii) upon terms and conditions at least as favorable as (a) Grantor obtains for the share of oil, gas and/or other minerals attributable to the Burdened Interest in the Subject Lands to which such sale relates, (b) Grantor obtains for its interest in other oil, gas and/or other minerals which are of comparable type and quality and which are produced in the same area as the Subject Lands to which such sale relates, and (c) those obtained by any Affiliates (below defined) of Grantor for oil, gas and/or other minerals produced from the Subject Lands to which such sale relates or from lands in the same area, and (iii) made to a party who is not an Affiliate of Grantor.  As used herein, “Affiliate” shall mean, with respect to any person or entity, another person or entity that, directly or indirectly, (a) has an equity interest in that person or entity, (b) has a common ownership with that person or entity, (c) controls that person or entity, (d) is controlled by that person or entity or (e) shares common control with that person or entity.  “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.  Grantor shall duly perform all obligations performable by it under production sales contracts under which ORRI Hydrocarbons are sold and shall take all appropriate measures to enforce the performance under each such production sales contract of the obligations of the other parties thereto.

2.           Grantor does hereby represent and warrant to Grantee (i) that Grantor owns the interests specified in Exhibit “A” hereto in and to the Well and the Subject Lease on which is located the bottom hole of the Well (and Grantor has good and marketable title to such interests, free of liens and encumbrances, except liens and encumbrances in favor of Summerline Asset Management, LLC on its own behalf and in its capacity as collateral agent), (ii) that Grantor has good right and authority to sell and convey the Overriding Royalty, and (iii) that this Conveyance of Overriding Royalty Interest (“this Conveyance”) vests in Grantee good and marketable title to the Overriding Royalty free of any other liens and encumbrances not referenced in this sentence.  Grantor hereby covenants and agrees to use its reasonable best efforts to rectify any defects in its title to the interests specified in Exhibit “A” hereto, and otherwise to cause the foregoing representations and warranties to be true and correct in all respects (without giving effect to the exception set forth in the clause at the end of the immediately preceding sentence), to the extent reasonably possible.  Grantor hereby binds itself to warrant and forever defend, all and singular, title to the Overriding Royalty unto Grantee, its successors and assigns, against the claims and demands of all persons claiming or to claim the same or any part thereof by, through or under Grantor.  This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made.

3.           Grantor shall be obligated to explore, develop, operate and maintain the Burdened Interest as would a prudent operator.  As to any portions of the Burdened Interest as to which Grantor is not the operator, Grantor shall take all such action and exercise all such rights and remedies as are reasonably available to it to cause the operator to so explore, develop, maintain and operate such portions of the Burdened Interest.  Grantor shall promptly (and, unless the same are being contested in good faith and by appropriate proceedings, before the same are delinquent) pay all costs and expenses (including all taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Burdened Interests and all obligations to the holders of royalty interests and other interests affecting the Subject Leases) incurred in developing, operating and maintaining the Burdened Interests.

4.           Grantor shall revise and supplement Exhibit “A” promptly upon any increase in the Grantor’s Working Interest in the Subject Lands, by purchase or otherwise, that occurs at any time prior to the date on which Grantor has repaid in full all of the outstanding Notes (as defined in the Securities Purchase Agreement dated November 13, 2008, between Grantor and Grantor, pursuant to which this Conveyance was originally issued), to reflect such increase and to reflect the accordingly increased “Applicable Percentage” pertaining to the Subject Lands.  For purposes of clarification, upon any increase in Grantor’s Working Interests in the Subject Lands that occurs at any time prior to the date on which Grantor has repaid in full all of the outstanding Notes, whether or not Exhibit “A” has been updated in accordance with this Section 4, such increase in Working Interests shall become subject to this Overriding Royalty and with respect to that portion of the Subject Lands in which Grantor increases its Working Interest, such increased Working Interest shall be the revised increased “Applicable Percentage” for such portion of the Subject Lands; provided, however, that the ORRI Percentage shall (i) always equal seven percent (7.0%) of the Applicable Percentage until the Reduction Point in Time, after which point in time the ORRI Percentage shall always equal three percent (3.0%) of the Applicable Percentage, in each case as such Applicable Percentage may be increased from time to time pursuant to this Section 4, and (ii) with respect to each portion of Subject Lands identified on Exhibit “A”, the amount of the Applicable Percentage, shall never be less than the percentage set forth on such Exhibit “A” as the “Working Interest” or “WI” for the Well, as the same may be increased from time to time pursuant to this Section 4.

5.           Grantee shall be entitled to receive payment for all ORRI Hydrocarbons directly from the purchasers thereof or from other parties obligated to make payment therefor.  Grantor shall cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as Grantee (or any third party) may require from time to time to cause payments to be made directly to Grantee.  In the event that, for any reason, Grantee cannot (or does not) receive such payments directly, the same shall be collected by Grantor and shall constitute trust funds in Grantor's hands and shall be immediately paid over to Grantor.  Grantee may also, at any time, and from time to time, at Grantee's option, take all or any part of the ORRI Hydrocarbons in kind and all production sales contracts entered into by Grantor covering ORRI Hydrocarbons shall be subject to such right; during such time or times as Grantee is so taking ORRI Hydrocarbons in kind Grantor's obligation to market the same, as provided above, shall be suspended as to the ORRI Hydrocarbons so taken, but shall again become effective where Grantee elects to cease such taking in kind.

6.           Grantor shall keep full, true, and correct records of the oil, gas, and other hydrocarbons produced from or attributable to the Subject Lands each calendar month, and the portion attributable to the Overriding Royalty.  Such records may be inspected by Grantee or its authorized representatives and copies thereof may be made by Grantee at all reasonable times upon prior written notice from Grantee to Grantor requesting such inspection and copying.  Grantee shall also have, upon request, access to review all reports, data and information relating to the Subject Lands or to exploration, development, production and other operations conducted on the Subject Lands. On or before the earlier of (a) the fifth business day after Grantor’s first public disclosure, by issuance of a press release or filing of a report with the Securities and Exchange Commission, of Grantor’s production from the Subject Lands or other results of operations for the most recently completed fiscal quarter or fiscal year, or (b) the last day on which the Grantor can timely (without giving effect to any extensions of time permitted by Rule 12b-25 under the Securities Exchange Act of 1934) file a quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, with respect to such fiscal quarter of fiscal year, Grantor shall (a) deliver to Grantee a statement (a “Production Statement”) setting forth (i) the production from the Subject Lands for the most recently completed fiscal quarter, (ii) the portion of such production attributable to the Overriding Royalty, (iii) to the extent Grantee does not receive direct payment of proceeds from sale of ORRI Hydrocarbons (or take ORRI Hydrocarbons in kind) pursuant to Section 5 above, the gross proceeds (“ORRI Collected Proceeds”) attributable to the sale of ORRI Hydrocarbons (and the taxes and other costs permitted to be deducted therefrom under Section 7 below) during such fiscal quarter and (iv) such other data as Grantee may reasonably request in such form as Grantee may reasonably request, and (b) make a payment to Grantee of such ORRI Collected Proceeds (less such costs permitted to be deducted therefrom under Section 7 below) in immediately available funds by wire transfer (or such other form specified by Grantee) to such bank or location as Grantee may direct from time to time in writing.  No Production Statement delivered to Grantee shall contain any information regarding the production from the Subject Lands or reserves that has not been publicly disclosed by Grantor or any other material non-public information.  If any Production Statement contains, or Grantor otherwise provides Grantee, any information regarding aggregate production from the Subject Lands or reserves that has not been publicly disclosed (or any other material non-public information), Grantee shall have the right to make public disclosure of such information and Grantee shall not have any liability to Grantor, any of its subsidiaries or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure.  Grantor shall not publicly disclose its results of operations for any fiscal quarter or fiscal year unless it contemporaneously publicly discloses, or prior thereto has publicly disclosed, the production from the Subject Lands for the most recently completed fiscal quarter.

7.           The Overriding Royalty shall be free of all costs, expenses, and liabilities, of whatever kind or character, except the Overriding Royalty shall bear its proportionate share of the costs charged to Grantor by a third party (not an Affiliate of Grantor) for compression, dehydration and transportation that are incurred between the first point of receipt of production by such third party and the redelivery of such compressed and dehydrated production to Grantor.  Specifically, but not by way of limitation, the Overriding Royalty shall never bear, either directly or indirectly, any costs, expenses or liabilities for building, constructing, acquiring, drilling, developing, producing, operating, gathering, separating, trucking, or transporting (except as set forth in the first sentence of this Section 7) or any post production expenses, related or pertaining to the Subject Lands, Subject Leases, or wells, pipelines, or other facilities or improvements situated on the Subject Lands or lands pooled therewith, or production of oil and/or gas from the Subject Lands or lands pooled therewith; provided, however, the Overriding Royalty shall bear its proportionate share of (i) the third party costs identified in the first sentence of this Section 7 and (ii) production, severance and similar taxes.

8.           Grantor agrees to execute and deliver, and, to the extent it is within Grantor's power to do so, to cause any third parties to execute and deliver, to Grantee all such other and additional instruments and to do all such further acts and things as may be necessary more fully to vest in and assure to Grantee all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

9.           [Intentionally Deleted]

10.           Nothing herein contained shall in any way limit or restrict the right of Grantee to sell, convey, assign or mortgage (or grant a deed of trust on) the Overriding Royalty (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to the Overriding Royalty under this Conveyance) in whole or in part.  No change of ownership of the Overriding Royalty shall be binding upon Grantor until Grantor is furnished with copies of the original documents evidencing such change.  Upon receipt by Grantor of copies of the original documents evidencing a sale, conveyance, assignment or mortgage (or grant of a deed of trust on) the Overriding Royalty, Grantor shall deal with the purchaser or assignee in place of Grantee and shall deal with the mortgagee (or the beneficiary of the deed of trust) in addition to the Grantee, and references herein to the Grantee shall thereafter also be deemed to be references to such purchaser, assignee or mortgagee (or the beneficiary of the deed of trust).

11.           If the Grantor proposes or intends to make any sale, transfer or other disposition of all or any portion of its Burdened Interest, including without limitation a proposed or intended sale, transfer or disposition of its Burdened Interest by merger, reorganization, consolidation, or by sale of all or substantially all of its assets (other than a sale, transfer or other disposition to a directly or indirectly wholly-owned subsidiary of Grantor), and such sale, transfer or other disposition will result in Grantor owning less than a fifty percent (50%) Working Interest in such Burdened Interest and/or resigning as operator of such Burdened Interest, Grantor shall so inform Grantee by notice in writing (the “Transfer Notice”) describing the interest (or portion thereof) that is the subject of such proposed or intended sale, transfer or disposition (the “Offered Interest”), and the other pertinent and reasonable details of such proposed or intended sale, transfer or disposition.  Grantee shall thereupon have fifteen (15) days after receipt of the Transfer Notice to notify Grantor in writing that Grantee desires to participate in such sale, transfer or disposition and contribute the Overriding Royalty, or some portion thereof, as a part of the properties to be covered by such sale, transfer or disposition.  Failure of Grantee to notify Grantor in writing that Grantee desires to participate in such sale, transfer or disposition within such fifteen (15) day period shall be deemed an election by Grantee not to participate.  If Grantee does timely submit its notice to Grantor (i) the Burdened Interest, or portion thereof that is to be covered by such sale, transfer or disposition, shall not be sold or disposed of separate and apart of the Overriding Royalty (or portion thereof as designated by Grantee in its notice) and (ii) Grantor and Grantee shall mutually agree upon the price or value that Grantee shall receive upon conclusion of such sale, transfer or disposition for the Overriding Royalty (or portion thereof) that is to be a part of the properties covered by such sale, transfer or disposition.  In the event Grantor and Grantee cannot so mutually agree, Grantor and Grantee shall retain the services of a petroleum reservoir engineer experienced in the valuation of oil and gas properties employed by Ryder Scott & Associates of Houston, Texas (or its successors in interest) to serve as the sole arbiter of such disagreement (the “Arbiter”).  In the event Ryder Scott & Associates (or its successor in interest) is unwilling or incapable of having one of its petroleum reservoir engineers serve as Arbiter, then Grantor and Grantee shall mutually agree on the person to serve as Arbiter, and in the event Grantor and Grantee cannot so mutually agree, the selection of the Arbiter shall be made by a federal judge sitting in the Southern District of New York in the borough of Manhattan, New York, New York, upon petition filed by either Grantor or Grantee requesting that such selection be made.  The decision of the Arbiter as to such price or value Grantee shall receive shall be delivered by the Arbiter within ten (10) days of his retention, and shall be final as to Grantor and Grantee for all purposes.  The costs of such Arbiter shall be borne equally by Grantor and Grantee.

12.           Grantor shall have the right without the joinder of Grantee to release, surrender and/or abandon its Burdened Interest, or any part thereof, or interest therein, even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Overriding Royalty; provided, however, that Grantor shall not release, surrender or abandon any Burdened Interest unless and until Grantor has determined in good faith that such Burdened Interest will no longer produce in paying quantities, and provided further that, Grantor will, at least thirty (30) days prior to the release, surrender or abandonment (unless a lesser period of time governing such release, surrender or abandonment is provided for in an applicable operating agreement entered into by and between Grantor and a person or entity that is not an Affiliate of Grantor, in which case at least the number of days provided for in such lesser time period) of any Burdened Interest, or any part thereof or interest therein, notify Grantee (in writing, giving a description of each Burdened Interest, or part thereof or interest therein, proposed to be released, surrendered or abandoned, and the date upon which such release, surrender or abandonment is projected to occur) and, if Grantee shall so request, Grantor shall assign to Grantee the interests proposed to be released, surrendered or abandoned, together with the interest attributable to the Burdened Interests in all equipment located thereon or used in connection therewith; provided further that, in the event of such an assignment from Grantor to Grantee, Grantee shall pay to Grantor the salvage value of any equipment so conveyed by Grantor to Grantee.

13.           Without prior written notice to Grantee providing Grantee with the opportunity to acquire the affected interest of Grantor at no additional cost to Grantee other than assumption by Grantee of the obligations of Grantor pertaining to the affected interest, Grantor shall not elect to be a non-participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute and/or regulatory agency) with respect to any drilling, deepening, plugging back, reworking, sidetracking or completion (or other) operation on any Burdened Interest or elect to be an abandoning party with respect to a well located on any Burdened Interest; provided, however, if such direct acquisition by Grantee would be prohibited by the applicable operating agreement or other agreement or arrangement and Grantee has timely notified Grantor that Grantee elects to acquire such affected interest, Grantor agrees to use reasonable commercial efforts to enter into a mutually satisfactorily contractual arrangement with Grantee that would allow Grantee to indirectly acquire such affected interest, or have the same economic consequences of ownership of such affected interest, and not be in violation or breach of such applicable operating agreement or other agreement or arrangement.  Grantor agrees to provide such prior written notice to Grantee as soon as is reasonably possible in order to afford Grantee as much time as reasonably possible to respond.  Such prior written notice shall include information advising Grantee of the time period required by the applicable operating agreement, other agreement or arrangement for response on this matter, and failure on the part of Grantee to notify Grantor of its election to acquire such affected interest within such time period shall be deemed an election by Grantee to not acquire such affected interest.  Notwithstanding anything to the contrary contained herein, Grantor shall not elect, as to any Burdened Interest, to be a non-participating party with respect to any operation contemplated in this Section 11 in the event Grantor or any Affiliate of Grantor will also be a participating party in such operation.

14.           The Overriding Royalty shall apply to all renewals, extensions and other similar arrangements (and/or interests therein) of the Subject Leases insofar as they cover Subject Lands.  A new lease taken before the expiration of the existing Subject Lease which it replaced or within one (1) year after expiration of such Subject Lease, and covering the same interest (or any part thereof) that was covered by the Subject Lease, shall be considered a renewal or extension for the purposes hereof.  Additionally, the Overriding Royalty shall continue in force and effect and not be extinguished in the event Grantor acquires the mineral estate covered by a Subject Lease and thereafter releases such Subject Lease.

15,           The agreements and obligations of Grantor in Sections 9, 11 and 13 above shall not be covenants running with the land and shall be personal agreements and obligations of Grantor and any Affiliate of Grantor that shall terminate upon a sale, transfer or disposition of Grantor’s Burdened Interest to a third party that is not an Affiliate of Grantor.  All other covenants and agreements of Grantor herein contained shall be deemed to be covenants running with the Burdened Interest.  All of the provisions hereof shall inure to the benefit of Grantee and its successors and assigns.

16.           All communications required or permitted to be given under this Conveyance shall be in writing and shall be given by registered or certified mail, postage prepaid or telecopy, or by personal service (including express or courier service), and addressed to the addresses specified at the beginning of this Conveyance (or to such other address or telecopy number as may be designated in writing in accordance herewith).  Notices shall be deemed given upon receipt.

17.           This Conveyance is being executed in several counterparts, all of which are identical, except that, to facilitate recordation, in certain counterparts hereof only that portion of Exhibit “A” which contains specific descriptions of the Subject Lands located in the recording jurisdiction in which the counterpart is to be recorded shall be included, and all other portions of Exhibit “A” shall be included by reference only.  Complete copies of this Conveyance containing the entire Exhibit “A” have been retained by Grantor and Grantee.  All of such counterparts together shall constitute but one and the same instrument.

18.           WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS CONVEYANCE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE OVERRIDING ROYALTY IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE OVERRIDING ROYALTY) NECESSARILY OR, IN THE SOLE DISCRETION OF GRANTEE, APPROPRIATELY GOVERNS, WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION AND VESTING OF THE OVERRIDING ROYALTY, AND OTHER RIGHTS AND REMEDIES OF THE GRANTEE GRANTED HEREIN, THE LAW OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE OVERRIDING ROYALTY LOCATED IN (OR WHICH IS OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.  GRANTOR AND GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  GRANTOR AND GRANTEE HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS SHOWN ABOVE FOR SUCH PARTY, AND AGREE THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE PARTIES ACKNOWLEDGE THAT GRANTEE’S PRINCIPAL OFFICE IS IN THE STATE OF NEW YORK AND GRANTEE HAS MADE PAYMENTS TO GRANTOR FROM ITS BANK ACCOUNT LOCATED IN THE STATE OF NEW YORK.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS CONVEYANCE OR ANY TRANSACTION CONTEMPLATED HEREBY.

19.           It is not the intent of the Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, and this Conveyance shall be construed as not violating such rule to the extent the same can be construed consistent with the expressed intent of the Grantor and Grantee as set forth in this Conveyance.  In the event, however, that any provision of this Conveyance is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no such violation.  To the extent such maximum period is permitted to be determined by reference to lives in being, Grantor and Grantee agree that “lives in being” shall refer to the lifetime of the last to die of the now living lineal descendants of  George Herbert Walker Bush, 41st President of the United States of America.

IN WITNESS WHEREOF, this Conveyance is executed as of the date indicated below, effective as of 7 o'clock a.m. local time at the locations of the Subject Lands, respectively on December 4, 2008 (the “Effective Time”)

[signatures and acknowledgement pages to follow]

“GRANTOR”

SONTERRA RESOURCES, INC.

By:	/s/ D. E. Vandenberg
D. E. Vandenberg, President

“GRANTEE”

LONGVIEW MARQUIS MASTER FUND, L.P.

By: Summerline Asset Management, LLC
Its: Investment Adviser

By:	Robert J. Brantman
Its:	Co-Managing Member

STATE OF TEXAS	)
) ss:
COUNTY OF HARRIS	)

The foregoing instrument was acknowledged before me on this 5th day of December, 2008, by D.E. Vandenberg, President of Sonterra Resources, Inc., a Delaware corporation, as the act and deed and on behalf of said corporation.

/s/ Debbie Garling
Notary Public, State of Texas

[SEAL]
Debbie Garling
(printed name)

My commission expires:

STATE OF NEW YORK	)
) ss:
COUNTY OF ______________	)

The foregoing instrument was acknowledged before me on this ___ day of  December, 2008, by Robert J. Brantman, Co-Managing Member of Summerline Asset Management, LLC, as investment adviser to Longview Marquis Master Fund, L.P., a British Virgins Island limited partnership, as the act and deed of such entity on behalf of said limited partnership.

Notary Public, State of New York and County of

[SEAL]

(printed name)

My commission expires:

EXHIBIT “A”

Well Interest:
State Tract 150 No. 1 ST #1 Well, API No. 42-057-31770: 37.40% WI / 27.58252% NRI
Part One - Oil and Gas Lease (Bottom Hole and all productive intervals):
Oil and Gas Lease dated July 6, 2004, from the State of Texas, by and through the Commissioner of the General Land office of the State of Texas, as Lessor, to LLOG Exploration Texas, L.P., as Lessee, covering Oil and Gas Lease Number M-104022, being the North One-Half (N/2) of Tract 150, Matagorda Bay, Calhoun County, Texas, containing approximately 320 acres as shown on the applicable Official Submerged Area Map on file in the Texas General Land Office, Austin, Texas, and recorded in the Official Records of Calhoun County, Texas, as File No. 00088242, Volume 381, Page 433.
Part Two - Oil and Gas Lease (Surface Location only):
Oil and Gas Lease dated July 1, 2003, from the State of Texas, as Lessor, to Cinco Natural Resources Corporation, as Lessee, covering Oil and Gas Lease No. M-103194, being the South One-Half (S/2) of State Tract 150, Matagorda Bay, Calhoun County, Texas, containing approximately 320.0 acres, recorded in File No. 82095, Volume 349, Page 1 of the Official Records of Calhoun County, Texas.

EXHIBIT B

Instructions to Bank

___________ __, 200_

Mr. Steve York
Executive Vice President
Commercial Lending Manager – San Antonio                        VIA FAX (210) 826-6641
Sterling Bank
4040 Broadway, Suite 110
San Antonio, Texas  78209

Re:	Letter of Instructions to Sterling Bank for Transfer of Funds
Deposit Account Control Agreement Dated as of November 13, 2008
	Account Holder:	Sonterra Resources, Inc.
	Account Name:	Sonterra/Velocity Acquisition Fund
Account Number:

Dear Steve:

Pursuant to Paragraphs 2(b) and 3 of that certain Deposit Account Control Agreement dated as of November 13, 2008 among Sonterra Resources, Inc., a Delaware corporation (“Sonterra”), Summerline Asset Management, LLC, a Delaware limited liability company, as collateral agent (“Collateral Agent”), and Sterling Bank (the “Bank”), this letter is sent by Collateral Agent and Sonterra to direct the Bank to transfer $[_______]  on the date hereof from the above-referenced account by electronic wire transfer to the following account:

Bank:	Wells Fargo, N.A.
ABA No:	121000248
Account Holder:	STO Operating Company
Account Name:	STO Operating Account
Account Number:

Please execute, or have another duly authorized and directed representative of the Bank execute, this letter to acknowledge receipt of this letter of instructions and to confirm that the Bank will honor the instruction set forth in this letter of instructions.  Please fax the executed letter of instructions to my attention at (914) 697-4767. Thank you for your assistance in this matter.

SUMMERLI N E A S S E T MANAGEMENT, L L C
7 0 WES T RED OAK LANE, 4 T H F LOOR , W H I T E P LA I N S , N Y 1 0 6 0 4
PHONE : 9 1 4 - 6 9 7 - 4 7 5 1 • F A X : 9 1 4 - 6 9 7 - 4 9 6 7

Sincerely,

SUMMERLINE ASSET MANAGEMENT LLC

By: Robert J. Brantman
Its: Co-Managing Member

Agreed and Acknowledged this __ day of
____________, 200_, by:

SONTERRA RESOURCES, INC.

By: Mr. D. E. Vandenberg
Its: CEO and President

Sterling Bank

By: Steve York
Its: Executive Vice President and
Commercial Lending Manager – San Antonio

cc:	David Kittay
Dan Huth

cc:	Mr. Chris M. Shamaly
Sterling Bank VIA FAX (713) 507-2900
2550 North Loop West, Suite 600
Houston, Texas 77092